JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket due December 11, 2026

Fact Sheet dated December 2, 2024 to Preliminary Pricing Supplement dated December 2, 2024

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Basket / Basket Components:	An unequally weighted basket composed of the following basket components, with the weighting percentages noted parenthetically: the S&P 500® Index (Bloomberg ticker: SPX)(50%), the S&P MidCap 400® Index (Bloomberg ticker: MID) (25%) and the Russell 2000® Index (Bloomberg ticker: RTY) (25%) (each referred to as a “basket component” and collectively as the “basket components”)
Pricing Date[1]:	December 6, 2024
Issue Date[1]:	December 11, 2024
Calculation Day[1,2]:	December 8, 2026
Stated Maturity Date[1,2]:	December 11, 2026
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•  if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)    $1,000 × basket return × upside participation rate; and

(ii)   the maximum return;

•  if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•  if the ending level is less than the threshold level:

$1,000 + [$1,000 × (basket return + buffer amount)]

Starting Level:	100.00
Ending Level:	The weighted returns of the basket components, equal to the product of (i) 100 and an amount equal to 1 plus the sum of (A) 50% of the basket component return of the S&P 500® Index; (B) 25% of the basket component return of the S&P MidCap 400® Index; and (C) 25% of the basket component return of the Russell 2000® Index
Maximum Return:	At least 22.00% of the principal amount (at least $220.00 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	106%
Basket Return:	(ending level – starting level) / starting level
Buffer Amount:	10%
Threshold Level:	90.00, which is equal to 90% of the starting level
Basket Component Return:	(final basket component level – initial basket component level) / initial basket component level
Initial Basket Component Level	For each basket component, its closing level on the pricing date
Final Basket Component Level	For each basket component, its closing level on the calculation day
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48135V4D7

Summary of Terms, Cont.

Fees and Commissions:	Up to 2.28% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.12% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
106% of Basket Return,
subject to the maximum return
22.00%
10% Buffer
-10%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Basket Return at Maturity
Hypothetical Security Return
Hypothetical Basket Return

*Assumes a maximum return equal to the lowest maximum return

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount, and you will lose some, and possibly up to 90%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $970.70 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $950.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/000121390024104506/
ea0223320-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•     If the Ending Level Is Less Than the Threshold Level, You Will Lose Up to 90% of the Principal Amount of Your Securities at Maturity.

•     Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing the Basket.

•     The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•     As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•     Changes in the Levels of the Basket Components May Offset Each Other.

•     Correlation of Performances Among the Basket Components May Reduce the Performance of the Securities.

•     No Interest or Dividend Payments or Voting Rights

•     Lack of Liquidity

•     The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•     The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•     Potential Conflicts

•     The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•     The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•     The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•     The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•     Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•     Many Economic and Market Factors Will Impact the Value of the Securities.

•     Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the S&P 500® Index.

•     An Investment in the Securities Is Subject to Risks Associated with Mid-Size Capitalization Stocks with Respect to the S&P MidCap 400® Index.

•     An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index.

•     The Maturity Payment Amount Will Depend upon the Performance of the Basket and Therefore the Securities Are Subject to the Risks Associated with the Basket, as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.